UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 2, 2007
Eagle Materials Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas	75219
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number including area code: (214) 432-2000
Not Applicable
(Former name or former address if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On October 2, 2007, Eagle Materials Inc., a Delaware corporation (the “Company”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the note purchasers described therein (the “Purchasers”) providing for the sale by the Company and the purchase by the Purchasers of $200 million of senior, unsecured notes issued by the Company, designated as Series 2007A Senior Notes (the “Notes”) in a private placement transaction. The Notes were sold at par on October 2, 2007 and were issued in four tranches: Tranche A, Tranche B, Tranche C, and Tranche D. Of the $200 million of Notes sold by the Company pursuant to the Note Purchase Agreement, $20 million were in Tranche A which have a maturity date of October 2, 2014 and bear interest at a rate of 6.08% per annum, $50 million were in Tranche B which have a maturity date of October 2, 2016 and bear interest at a rate of 6.27% per annum, $70 million were in Tranche C which have a maturity date of October 2, 2017 and bear interest at a rate of 6.36% per annum, and $60 million were in Tranche D which have a maturity date of October 2, 2019 and bear interest at a rate of 6.48% per annum. Interest for each tranche of Notes is payable semi-annually on the 2nd day of April and the 2nd day of October of each year until all principal is paid for the respective tranche.
     The Company’s obligations under the Note Purchase Agreement and the Notes rank pari passu in right of payment with all other senior, unsecured debt of the Company, including the Company’s debt under its $350 million senior unsecured revolving credit facility entered into on December 16, 2004 (as amended, the “Bank Credit Facility”) and the Company’s Series 2005A Senior Notes sold on November 15, 2005.
     The Note Purchase Agreement contains customary restrictive covenants, including covenants that place limits on the Company’s ability to encumber its assets, to incur additional debt, to sell Company assets, or to merge or consolidate with third parties.
     The Note Purchase Agreement also contains financial covenants requiring that (i) the Company’s ratio of consolidated debt to consolidated EBITDA may not exceed 3.50 to 1.00, on a rolling four quarter basis; and (ii) the ratio of consolidated EBITDA to consolidated interest may not be less than 2.50 to 1.00, on a rolling four quarter basis.
     Additionally, under the Note Purchase Agreement, the Company must not permit the aggregate amount of priority debt of the Company to exceed 20% of the consolidated net worth of the Company at the end of any fiscal quarter. Priority debt is defined as all unsecured debt of the Company’s subsidiaries (but excluding certain types of debt) and all debt of the Company and its subsidiaries secured by liens (but excluding debt secured by certain permitted liens).
     Pursuant to a Subsidiary Guaranty Agreement, substantially all of the Company’s subsidiaries (the “Restricted Subsidiaries”) have guaranteed the punctual payment of all principal, interest, and Make-Whole Amount (as defined below) on the Notes and the other payment and performance obligations of the Company contained in the Notes and in the Note Purchase Agreement.
     The Note Purchase Agreement also provides that the consolidated total assets, or the consolidated total revenues (on a rolling four quarter basis), of the Company and the Restricted Subsidiaries may not be less than 80% of the consolidated total assets, or the consolidated total revenues (on a rolling four quarter basis), of the Company and all of its Subsidiaries.

     Upon a change of control of the Company, each holder may require, at the option of the holder, prepayment of such holder’s Notes for 100% of the principal amount of such holder’s Notes plus accrued interest.
     The Company is permitted, at its option, to prepay from time to time at least 10% of the original aggregate principal amount of the Notes at 100% of the principal amount to be prepaid, together with interest accrued on such amount to be prepaid to the date of payment, plus a “Make-Whole Amount” equal to the discounted value of the remaining scheduled payments on the portion of the Notes being prepaid minus the principal amount being prepaid.
     The Company used a portion of the proceeds from the issuance of the Notes to repay all money borrowed under the Bank Credit Facility (which remains outstanding for future borrowings). The remainder of the proceeds will be used for general corporate purposes including, without limitation, capital projects.
     The foregoing description is qualified by reference to the Note Purchase Agreement, which is being filed with this current report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
     See Item 1.01 above. The description in Item 1.01 above is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Note Purchase Agreement dated as of October 2, 2007 among Eagle Materials Inc. and the Purchasers named therein

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ Arthur R. Zunker, Jr.

Arthur R. Zunker, Jr.
Senior Vice President — Finance
Date: October 3, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Note Purchase Agreement dated as of October 2, 2007 among Eagle Materials Inc. and the Purchasers named therein